  Exhibit 16.1

中正達會計師事務所有限公司 Centurion ZD CPA Limited Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

January 29, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Euro Tech Holdings Company Limited

We have read the statements made by Euro Tech Holdings Company Limited (the “Company”) in Item 4.01 of the Company’s Current Report on Form 6-K dated January 29, 2018 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

Centurion ZD CPA Limited
Certified Public Accountants